EXHIBIT 5.1

February 10, 2006

Matritech, Inc.
330 Nevada Street
Newton, Massachusetts 02460

Re:     Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to 18,262,356 shares (the “Shares”) of the Common Stock, $0.01 par value per share, of Matritech, Inc., a Delaware corporation (the “Company”), to be sold by the selling security holders listed in the Registration Statement under “Selling Security Holders.” These Shares represent shares of Common Stock issuable pursuant to the terms of: (1) the 15% Secured Convertible Promissory Notes (the “Notes”) of the Company issued in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement dated as of January 13, 2006 (the “Purchase Agreement”) by and among the Company and the purchasers (the “Purchasers”) named therein; (2) the warrants issued by the Company to the Purchasers in the Private Placement pursuant the Purchase Agreement (the “Purchaser Warrants”); and (3) the warrants issued by the Company to placement agents in connection with the Private Placement (the “Placement Agent Warrants” and, collectively with the Purchaser Warrants, the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Notes or when issued, delivered and paid for upon exercise of the Warrants and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP